Virtus ETF Trust II 485BPOS

Exhibit 99(e)(2)

VIRTUS ETF TRUST II

AMENDMENT TO EXHIBIT A TO DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the ___ day of December, 2022, to Exhibit A to the Distribution Agreement, dated December 1, 2019 (the “Distribution Agreement”), is entered into by and between VIRTUS ETF TRUST II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and VP Distributors, LLC, a Delaware limited liability company with its principal place of business at One Financial Plaza, 26th Floor, Hartford, CT 06103 (the “Distributor”) .

WHEREAS, each of the Trust and the Distributor is a party to the Distribution Agreement; and

WHEREAS, each of the Trust and the Distributor desires to amend the Distribution Agreement to replace Exhibit A.

NOW, THEREFORE, the parties agree as follows:

1.       Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.       Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VP Distributors LLC

By:	/s/ William J. Smalley	By:	/s/ Matthew B. Brown
	William J. Smalley, President		Matthew B. Brown, Senior Vice President

EXHIBIT A

(As of December ___, 2022)

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Virtus Newfleet High Yield Bond ETF

Virtus Seix Senior Loan ETF

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